Exhibit 99.1
Alexza Pharmaceuticals, Inc. Announces Exercise of Overallotment Option
PALO ALTO, Calif., March 27— Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA - News) announced today that the underwriters of its initial public offering have exercised their full overallotment option to purchase an additional 825,000 shares of common stock. Alexza’s completion of the offering results in the total sale of 6,325,000 shares for $50.6 million, which after underwriting discounts, provides approximately $47 million in additional resources.
The underwriters of the offering are Piper Jaffray & Co. and Pacific Growth Equities, LLC, acting as joint book running managers, and RBC Capital Markets and JMP Securities, acting as co-managers.
A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 8, 2006. This offering is being made by means of written prospectus. Copies of the final prospectus relating to the offering, when available, may be obtained from the prospectus department of either Piper Jaffray & Co. (800 Nicollet Mall, Suite 800, Attention: Equity Capital Markets, Minneapolis, MN 55402, by phone at 612.303.6220 or by fax at 612.303.1070), Pacific Growth Equities, LLC (c/o Prospectus Department, One Bush Street, Suite 1700, San Francisco, CA 94104, by phone at 415.274.6819 or by fax at 415.274.6887), RBC Capital Markets (One Liberty Plaza, New York, NY 10006, by phone at 212.858.7000 or by fax at 212.428.6200) or JMP Securities (600 Montgomery Street, Suite 1100, San Francisco, CA 94111, by phone at 415.835.8900 or by fax at 415.835.8910).
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions.